Exhibit 99

SAKS INCORPORATED ANNOUNCES 5.5% COMPARABLE

STORE SALES INCREASE IN JULY

Contact: Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE	www.saksincorporated.com

Birmingham, Alabama (August 5, 2004)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the four weeks ended July 31, 2004 compared to the four weeks ended August 2, 2003, total sales increased 7.3% and comparable store sales increased 5.5% on a total company basis. By segment, comparable store sales increased 0.8% for SDSG and increased 12.8% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the four weeks ended July 31, 2004 compared to the four weeks ended August 2, 2003, owned sales were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$224.2	$219.2	2.3%	0.8%
SFAE	164.7	143.1	15.1%	12.8%

Total	$388.9	$362.3	7.3%	5.5%

Sales for SDSG continued to be negatively affected by unseasonably cool weather, particularly in the Midwest and upper Great Plains regions. Sales of clearance merchandise at SDSG were generally disappointing, leading to increased markdown activity in order to balance quarter-end inventories.

Merchandise categories with the best sales performances for SDSG in July were men’s furnishings, women’s better sportswear, women’s special sizes, accessories, and cosmetics. Categories with softer sales performances for SDSG in July were furniture, dresses, soft home, and juniors. Categories with the best sales performances for SFAE in July were handbags; women’s shoes; women’s designer apparel, contemporary sportswear, and “gold range” apparel; men’s shoes and contemporary sportswear; and accessories. Categories with the softest performances for SFAE in July were jewelry, designer eveningwear, hosiery, and intimate apparel.

For the second quarter ended July 31, 2004 compared to the quarter ended August 2, 2003, owned sales were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$766.4	$746.8	2.6%	2.0%
SFAE	573.9	480.7	19.4%	17.0%

Total	$1,340.3	$1,227.5	9.2%	7.9%

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On a year-to-date basis for the six months ended July 31, 2004 compared to the six months ended August 2, 2003, owned sales were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$1,620.1	$1,541.7	5.1%	4.2%
SFAE	1,248.5	1,056.9	18.1%	16.1%

Total	$2,868.6	$2,598.6	10.4%	9.1%

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 62 Saks Fifth Avenue stores and 54 Saks Off 5th stores. The Company also operates its Saks Department Store Group (SDSG) with 239 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 26 Club Libby Lu specialty stores.

Second Quarter Earnings Release

Saks Incorporated will release results for the second quarter ended July 31, 2004 on Tuesday, August 17, 2004 at 8:00 a.m. Eastern Time. Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, August 17, 2004 to discuss the results. To participate, please call (706) 643-1966.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; geo-political risks; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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